Exhibit 99.1

Kohl’s Reports Third Quarter Fiscal 2025 Financial Results

MENOMONEE FALLS, Wis.—(BUSINESS WIRE)—November 25, 2025—Kohl’s Corporation [NYSE:KSS] (“Kohl’s” or the “Company”) today reported results for the third quarter ended November 1, 2025.

•	Net sales decreased 2.8% and comparable sales decreased 1.7%

•	Gross margin increased 51 basis points

•	Diluted earnings per share (“EPS”) of $0.07 and adjusted diluted EPS of $0.10 (a)

•	Raises full year 2025 financial outlook

•	Kohl’s Board of Directors appoints Michael J. Bender as CEO

Michael J. Bender, Kohl’s Chief Executive Officer, said, “We are pleased with Kohl’s third quarter results, marking a third consecutive quarter of delivering top-line and bottom-line performance ahead of our expectations. These results are a direct reflection of the progress we are making against our 2025 initiatives, reinforcing our confidence as we continue to move in the right direction. We are focused on building on this momentum, as we remain committed to delivering quality products, great value, and a frictionless experience to our customers in an uncertain macroeconomic environment.”

“I am very proud of the work our team has accomplished to date, as we continue to operate our company with strong discipline, deliver solid cash flow generation, and maintain a healthy balance sheet. This will serve as a strong foundation as we reposition Kohl’s for future growth,” Bender continued.

CEO Announcement

As announced on November 24, 2025, Kohl’s Board of Directors (the “Board”) appointed Michael Bender as CEO of Kohl’s effective immediately. Mr. Bender has been serving as interim CEO since May 1, 2025 and a board member since 2019.

Third Quarter 2025 Results

Comparisons refer to the 13-week period ended November 1, 2025 versus the 13-week period ended November 2, 2024

•	Net sales decreased 2.8% year-over-year, to $3.4 billion, with comparable sales down 1.7%.

•	Gross margin as a percentage of net sales was 39.6%, an increase of 51 basis points.

•

Selling, general & administrative (SG&A) expenses decreased 2.1% year-over-year, to $1.3 billion. As a percentage of total revenue, SG&A expenses were 35.3%, an increase of 55 basis points year-over-year.

•

Operating income was $73 million compared to $98 million in the prior year. As a percentage of total revenue, operating income was 2.1%, a decrease of 61 basis points year-over-year. Adjusted operating income was $77 million compared to $98 million in the prior year. As a percentage of total revenue, adjusted operating income was 2.2%. (a)

•

Net income was $8 million, or $0.07 per diluted share, and adjusted net income was $11 million, or $0.10 per adjusted diluted share. This compares to net income of $22 million, or $0.20 per diluted share, in the prior year. (a)

•	Inventory was $3.9 billion, a decrease of 5% year-over-year.

•	Cash flow provided by operating activities was $124 million compared to a use of $195 million in the prior year.

•	Borrowings under revolving credit facility were $45 million, a decrease of $704 million year-over-year.

Nine Months Fiscal Year 2025 Results

Comparisons refer to the 39-week period ended November 1, 2025 versus the 39-week period ended November 2, 2024

•	Net sales decreased 4.0% year-over-year, to $9.8 billion, with comparable sales down 3.2%.

•	Gross margin as a percentage of net sales was 39.8%, an increase of 39 basis points.

•

Selling, general & administrative (SG&A) expenses decreased 3.8% year-over-year, to $3.6 billion. As a percentage of total revenue, SG&A expenses were 35.0%, an increase of 20 basis points year-over-year.

•	Gain on legal settlement was $129 million from a credit card interchange fee lawsuit settlement.

•

Operating income was $412 million compared to $307 million in the prior year. As a percentage of total revenue, operating income was 4.0%, an increase of 114 basis points year-over-year. Adjusted operating income was $298 million compared to $307 million in the prior year. As a percentage of total revenue, adjusted operating income was 2.9%. (a)

•

Net income was $147 million, or $1.30 per diluted share, and adjusted net income was $61 million, or $0.54 per adjusted diluted share. This compares to net income of $61 million, or $0.55 per diluted share, in the prior year. (a)

(a)

Non-GAAP financial measures: Please see the “RECONCILIATION OF NON-GAAP FINANCIAL MEASURES” for a reconciliation of adjusted operating income to operating income, adjusted net income to net income, and adjusted diluted earnings per share to diluted earnings per share.

•	Cash flow provided by operating activities was $630 million compared to $52 million in the prior year.

•	Current portion of long-term debt was reduced by $353 million through repayment of the 4.25% notes due July 2025 at maturity.

•	Long-term debt increased $348 million due to issuance of $360 million of 10.000% senior secured notes due 2030.

2025 Financial and Capital Allocation Outlook

For the full year 2025, the Company currently expects the following:

•	Net sales: A decrease of (3.5%) to (4%)

•	Comparable sales: A decrease of (2.5%) to (3%)

•	Adjusted operating margin: In the range of 3.1% to 3.2% (b)

•	Adjusted diluted EPS: In the range of $1.25 to $1.45 (b)

•	Capital Expenditures: Approximately $400 million

•

Dividend: On November 12, 2025, Kohl’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.125 per share. The dividend is payable December 24, 2025 to shareholders of record at the close of business on December 10, 2025.

(b)

Non-GAAP financial measures: The Company provides adjusted operating margin and adjusted diluted earnings per share on a non-GAAP basis and does not provide a reconciliation of the Company’s forward looking guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Third Quarter 2025 Earnings Conference Call

Kohl’s will host its quarterly earnings conference call at 9:00 am ET on November 25, 2025. A webcast of the conference call and the related presentation materials will be available via the Company’s web site at investors.kohls.com, both live and after the call.

Cautionary Statement Regarding Forward-Looking Information and Non-GAAP Measures

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Forward-looking statements include, but are not limited to, the information under “2025 Financial and Capital Allocation Outlook.” Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K and Item 1A of Part II of the Company’s Quarterly Report on Form 10-Q for the first quarter of fiscal 2025, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and the Company undertakes no obligation to update them.

This press release contains certain financial measures that are not prepared in accordance with generally accepted accounting principles (GAAP), including adjusted operating income, adjusted net income and adjusted diluted earnings per share. These non-GAAP financial measures are provided as additional insight into our operational performance and do not purport to be substitutes for, or superior to, operating income, net income, or diluted earnings per share as a measure of operating performance. We believe these adjusted measures are useful, as they are more representative of our core business, enhance comparability across reporting periods and to industry peers, and align with the measures used by management to evaluate the Company’s performance. We caution investors that non-GAAP measures should not be viewed in isolation and should be evaluated in addition to, and not as an alternative for, our results reported in accordance with GAAP. Because companies may use different calculation methods, these measures may not be comparable to other similarly titled measures reported by other companies. A reconciliation of each non-GAAP measure to the most directly comparable GAAP measure is included in this release.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer built on a foundation that combines great brands, incredible value and convenience for our customers. Kohl’s is uniquely positioned to deliver against its long-term strategy and its purpose to take care of families’ realest moments. Kohl’s serves millions of families in its more than 1,100 stores in 49 states, online at Kohls.com, and through the Kohl’s App. With a large national footprint, Kohl’s is committed to making a positive impact in the communities it serves. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com.

Contacts

Investor Relations:

Trevor Novotny, (262) 703-1617, trevor.novotny@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in Millions, Except per Share Data)	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
Net sales	$3,407	$3,507	$9,803	$10,210
Other revenue	168	203	551	614

Total revenue	3,575	3,710	10,354	10,824
Cost of merchandise sold	2,059	2,137	5,904	6,188
Gross margin rate	39.6%	39.1%	39.8%	39.4%
Operating expenses:
Selling, general, and administrative	1,263	1,291	3,626	3,769
As a percent of total revenue	35.3%	34.8%	35.0%	34.8%
Depreciation and amortization	176	184	526	560
Impairments, store closing, and other costs	4	—	15	—
(Gain) on legal settlement	—	—	(129)	—

Operating income	73	98	412	307
Interest expense, net	75	76	229	245

(Loss) income before income taxes	(2)	22	183	62
(Benefit) provision for income taxes	(10)	—	36	1

Net income	$8	$22	$147	$61

Average number of shares:
Basic	112	111	112	111
Diluted	115	112	114	112
Earnings per share:
Basic	$0.08	$0.20	$1.32	$0.55
Diluted	$0.07	$0.20	$1.30	$0.55

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

(Dollars in Millions, Except per Share Data)	Operating Income	Net Income	Diluted Earnings per Share
Three Months Ended November 1, 2025
GAAP	$73	$8	$0.07
Impairments, store closing, and other costs	4	4	0.04
(Gain) on legal settlement	—	—	—
Income tax impact of items noted above	—	(1)	(0.01)

Adjusted (non-GAAP)	$77	$11	$0.10

Three Months Ended November 2, 2024
GAAP	$98	$22	$0.20
Impairments, store closing, and other costs	—	—	—
(Gain) on legal settlement	—	—	—
Income tax impact of items noted above	—	—	—

Adjusted (non-GAAP)	$98	$22	$0.20

Nine Months Ended November 1, 2025
GAAP	$412	$147	$1.30
Impairments, store closing, and other costs	15	15	0.14
(Gain) on legal settlement	(129)	(129)	(1.14)
Income tax impact of items noted above	—	28	0.24

Adjusted (non-GAAP)	$298	$61	$0.54

Nine Months Ended November 2, 2024
GAAP	$307	$61	$0.55
Impairments, store closing, and other costs	—	—	—
(Gain) on legal settlement	—	—	—
Income tax impact of items noted above	—	—	—

Adjusted (non-GAAP)	$307	$61	$0.55

KOHL’S CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in Millions)	November 1, 2025	November 2, 2024
Assets
Current assets:
Cash and cash equivalents	$144	$174
Merchandise inventories	3,895	4,099
Other	269	344

Total current assets	4,308	4,617
Property and equipment, net	7,028	7,472
Operating leases	2,354	2,500
Other assets	454	465

Total assets	$14,144	$15,054

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,842	$1,873
Accrued liabilities	1,240	1,245
Borrowings under revolving credit facility	45	749
Current portion of:
Long-term debt	—	353
Finance leases and financing obligations	85	80
Operating leases	95	93

Total current liabilities	3,307	4,393
Long-term debt	1,522	1,174
Finance leases and financing obligations	2,388	2,533
Operating leases	2,667	2,799
Deferred income taxes	76	78
Other long-term liabilities	254	273
Shareholders’ equity:	3,930	3,804

Total liabilities and shareholders’ equity	$14,144	$15,054

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
(Dollars in Millions)	November 1, 2025	November 2, 2024
Operating activities
Net income	$147	$61
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	526	560
Share-based compensation	26	25
Deferred income taxes	50	(33)
Impairments, store closing, and other costs	11	—
Non-cash lease expense	65	67
Other non-cash items	3	2
Changes in operating assets and liabilities:
Merchandise inventories	(948)	(1,216)
Other current and long-term assets	48	(75)
Accounts payable	800	739
Accrued and other long-term liabilities	(26)	(2)
Operating lease liabilities	(72)	(76)

Net cash provided by operating activities	630	52

Investing activities
Acquisition of property and equipment	(308)	(367)
Proceeds from sale of real estate	37	2
Other	2	2

Net cash used in investing activities	(269)	(363)

Financing activities
Proceeds from issuance of debt, net of discount	357	—
Deferred financing costs	(11)	—
Net (repayments) borrowings under revolving credit facility	(245)	657
Shares withheld for taxes on vested restricted shares	(5)	(10)
Dividends paid	(42)	(166)
Repayment of long-term borrowings	(353)	(113)
Premium paid on redemption of debt	—	(5)
Finance lease and financing obligation payments	(62)	(62)
Proceeds from financing obligations	10	1

Net cash (used in) provided by financing activities	(351)	302

Net increase (decrease) in cash and cash equivalents	10	(9)
Cash and cash equivalents at beginning of period	134	183

Cash and cash equivalents at end of period	$144	$174